Smart Online announces Human Resource module for OneBiz Conductor™

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—July 12, 2005—Smart Online Inc. (OTCBB: SOLN) today announced the launch of the first version of its Human Resource module for OneBiz Conductor™, a software platform that gives businesses the power to start, run and grow by using online subscription applications via a dashboard.

OneBiz Conductor is a Web-native enterprise resource planning (ERP) platform designed for small-to-medium-sized businesses (SMBs) that uses open industry communications standards to pass data seamlessly between multiple applications.

Unlike most ERP systems that trap users into proprietary applications, Smart Online’s open standards architecture permits users to expand applications from Smart Online and third-party partners.

“Human Resource management is a daily challenge for small businesses,” said Tim Bajarin, president of industry-analyst firm Creative Strategies Inc. in San Jose, California.
“Now businesses can have access to an integrated HR solution without the upfront cost and expense of setting up traditional software and IT staff. The only requirement for Smart Online’s applications is a Web browser,” said Bajarin.
“The HR module is a critical component of our OneBiz Conductor strategy,” said Michael Nouri, president and chief executive officer of Smart Online, which pioneered Web-delivered Software-as-Service applications. “I am excited that our team delivered the first version of this OneBiz module. We will soon deliver multiple enhancements to the product.”

About Smart Online
Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting its business applications to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites the “Software-as-Service” applications from Smart Online in order to assist their existing business customers and new customers who want to run their business more efficiently but don’t want to commit the upfront capital for software and IT resources.

Forward-Looking Statements
Statements in this press release that are “forward-looking statements,” which include plans for product release dates, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions and product announcements by other companies. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factor Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of July 12, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

CONTACT: Media:

Smart Online, Inc.

Thomas Furr, 919-765-5000

tfurr@smartonline.com

or

Investors:

Lippert/Heilshorn & Associates

David K. Waldman/Jody Burfening, 212-838-3777

dwaldman@lhai.com